Exhibit 99.1

AleAnna, Inc. Announces Significant Increase in Proved Reserves Volumes

Year-End 2025 Third-Party Reserves Report from DeGolyer and MacNaughton Boosts Total Proved Reserves by 47% vs Year-End 2024

●	AleAnna’s year-end 2025 reserve report from DeGolyer and MacNaughton (“D&M”) shows Total Proved Reserves of 25.8 Bcf, a 47% increase over year-end 2024 (after subtracting 2025 production volumes)

●	Year-end Total Proved Reserves increased 37% at Longanesi and 75% at Gradizza. Proved Developed Producing reserves were recognized for the first time at Longanesi, and Total Proved Reserves were recognized at Trava for the first time

●	Similar increases to AleAnna’s undeveloped Prospective Resource are expected, and the Company will issue another statement on that subject in the near future

Dallas, TX and Milan, IT - March 12, 2026 - AleAnna, Inc. (“AleAnna” or the “Company”) (Nasdaq: ANNA) is pleased to announce the receipt of its final year-end 2025 reserves report from D&M, which contains a material increase to Total Proved Reserves and the productive lifespan of Longanesi field, and also to Total Proved Reserves at the Gradizza and Trava fields.

Extensive New Technical Studies Strongly Support Increases to Proved Reserves and Prospective Resources Throughout AleAnna’s Po Valley Assets

In early and mid-2025 AleAnna’s technical experts completed significant updates to its reservoir and resource evaluation models across the Po Valley. Preliminary internal results indicate the presence of additional, previously unevaluated pays, known as Thin-Bed Turbidites, in the Longanesi, Trava, and Gradizza fields. As a result, AleAnna engaged D&M to conduct an independent Thin-bed pay analysis for all three fields using advanced log interpretation techniques and software. In its report to AleAnna, D&M concluded that all of the wells drilled to date contain significant amounts of Thin-Bed Turbidites, allowing it to increase its gas-in-place and recoverable gas estimates for all three fields.

AleAnna also commissioned D&M to update its Reserves report using encouraging Longanesi production data and reservoir performance from 2025. The results of this analysis allowed D&M to promote a certain amount of reserves from the Probable category at year-end 2024 to the Proved category at year-end 2025, a positive development in terms of future recoverable reserves.

According to both AleAnna internal and D&M studies, the presence of Thin-bed Turbidites throughout the Po Valley basin is now recognized, and based upon thicker pay columns and good early performance of Turbidite reservoirs at Longanesi, similar increases to resource estimates for the Company’s development portfolio can be expected. AleAnna will provide an update to its Po Valley development program and further discuss this positive development in the near future.

Management Commentary

Marco Brun, Chief Executive Officer, commented:

“We are pleased to announce the receipt of our final year-end 2025 reserves report from DeGolyer and MacNaughton, confirming a substantial increase in our proved reserves base.

As a result, Total Proved Reserves at year-end 2025 increased by 47% compared to year-end 2024, after accounting for 2025 production. This meaningful growth underscores the long-term value of our portfolio and the effectiveness of our disciplined technical and operational approach.

We believe this significant reserves increase strengthens our asset base, enhances future production visibility, and further positions the Company for sustainable growth.”

About AleAnna

AleAnna is a technology-driven energy company focused on bringing sustainability and new supplies of low-carbon natural gas and RNG to Italy, aligning traditional energy operations with renewable solutions, with developments like the Longanesi field leading the way in supporting a responsible energy transition. With three conventional gas discoveries in Italy already made and fourteen new natural gas exploration projects planned this decade, AleAnna plays a pivotal role in Italy’s energy transition. Italy’s extensive infrastructure, featuring 33,000 kilometers of gas pipelines, three major gas storage facilities, and a strong base of existing RNG facilities, aligns with AleAnna’s commitment to sustainability. AleAnna’s RNG projects’ portfolio includes three plants under development and almost 100 projects representing approximately €1.1 billion potential investment in the next few years. AleAnna operates regional headquarters in Dallas, Texas, and Rome, Italy.

Forward-Looking Statements

The information included herein contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements, other than statements of present or historical fact included herein regarding AleAnna’s future operations, financial position, plans and objectives are forward-looking statements. When used herein, including any statements made in connection herewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and other similar expressions are forward-looking statements. However, not all forward-looking statements contain such identifying words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on AleAnna’s current beliefs, expectations and assumptions regarding the future of its business, future plans and strategies, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of AleAnna’s control. AleAnna’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements, which speak only as of the date made. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, but are not limited to, those under “Risk Factors” in AleAnna’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025, as updated by the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 12, 2025, as well as general economic conditions; AleAnna’s need for additional capital; risks associated with the growth of AleAnna’s business; and changes in the regulatory environment in which AleAnna operates.

Reserve engineering is a process of estimating underground accumulations of natural gas, NGLs and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and our development program. Accordingly, reserve estimates may differ significantly from the quantities of natural gas, NGLs and oil that are ultimately recovered.

Additional information concerning these and other factors that may impact AleAnna’s expectations and projections can be found in filings it makes with the SEC, and other documents filed or to be filed with the SEC by AleAnna. SEC filings are available on the SEC’s website at www.sec.gov. Except as otherwise required by applicable law, AleAnna disclaims any duty to update any forward-looking statements, all expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof.

Investor Relations Contact

Ivan Ronald

ironald@aleannagroup.com

Website

https://www.aleannainc.com/